April 7, 2011

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K, dated April 5, 2011 of BidGive International, Inc. and are in agreement with the statements contained therein as they pertain to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K

Sincerely,

/s/ Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill